Exhibit 99.1

(Sandusky, OH — June 2, 2005) – First Citizens Banc Corp (NASDAQ: FCZAE) previously announced that it had received a Nasdaq Staff Notification stating the Corporation was not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) and as a result the Corporation’s common stock may be delisted. The Corporation promptly appealed the staff’s determination and requested an oral hearing before a Nasdaq Listing Qualifications Panel.

On June 1, 2005 the Corporation received notification from Nasdaq advising that its Annual Report on Form 10-K for the year ended December 31, 2004 was not deficient and therefore the Corporation has evidenced compliance with Marketplace Rule 4310(c)(14) and all other requirements necessary for continued listing on The Nasdaq Small-Cap Market. Accordingly, with the open of business on Friday, June 3, 2005, the Corporation’s trading symbol will be changed from “FCZAE” to “FCZA”.